Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-169352

$400,000,000

3.75% Senior Notes Due 2017

SUMMARY OF TERMS

Security:	3.75% Senior Notes due 2017

Issuer:	Edison International (EIX)

Principal Amount:	$400,000,000

Ratings of Securities:	Baa2 (stable) / BBB- (stable) / BBB (stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	September 14, 2010

Settlement Date:	September 17, 2010

Maturity:	September 15, 2017

Benchmark US Treasury:	1.875% due August 31, 2017

Benchmark US Treasury Yield:	2.081%

Spread to Benchmark US Treasury:	+170 basis points

Reoffer Yield:	3.781%

Coupon:	3.750%

Coupon Payment Dates:	March 15 and September 15

First Coupon Payment Date:	March 15, 2011

Public Offering Price:	99.811%

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of T + 25 basis points.

CUSIP/ISIN:	281020AF4 / US281020AF47

Joint Book-running Managers:	Banc of America Securities LLC (“BofA Merrill Lynch”)
Citigroup Global Markets Inc. (“Citi”)

Credit Suisse Securities (USA) LLC (“Credit Suisse”)

Deutsche Bank Securities Inc. (“Deutsche Bank”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

RBS Securities Inc. (“RBS”)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 for BofA Merrill Lynch, 1-877-858-5407 for Citi, 1-800-221-1037 for Credit Suisse, 1-800-503-4611 for Deutsche Bank, 1-212-834-4533 (collect) for J.P. Morgan and 1-866-884-2071 for RBS.